Exhibit 10.9

AMENDED AND RESTATED

EMPLOYMENT SECURITY AGREEMENT OF CRAIG A. HUNT

This Amended and Restated Employment Security Agreement (the “Agreement”) by and between Craig A. Hunt (the “Executive”) and Smurfit-Stone Container Corporation (the “Company”) shall be deemed to have been made and entered into as of the date of the order of confirmation entered by the United States Bankruptcy Court for the District of Delaware with respect to the Company’s plan of reorganization in the matter of In re: Smurfit-Stone Container Corp., Case No. 09-10235 (BLS) (the “Chapter 11 Cases”) (such plan, the “Plan of Reorganization” and such date, the “Confirmation Date”), and shall become effective as of June 30, 2010, the effective date of the Plan of Reorganization (the “Effective Date”).

WHEREAS, the Executive currently is employed as the Company’s Senior Vice President, Secretary and General Counsel and the Company desires to continue to employ the Executive upon and subject to the terms and conditions set forth herein, and the Executive wishes to accept such employment upon and subject to such terms and conditions;

WHEREAS, the Company and the Executive are parties to that certain Employment Security Agreement effective as of July 16, 2008 (such agreement referred to herein as the “Predecessor Agreement”), which Predecessor Agreement was not assumed by the Company during the course of the Chapter 11 Cases;

WHEREAS, the Company and the Executive desire to enter into the Agreement and, in so doing, to amend and restate the Predecessor Agreement in its entirety; and

WHEREAS, the Company has adopted and implemented an Equity Incentive Plan (“Equity Incentive Plan”) as of the Confirmation Date, pursuant to the Plan of Reorganization; and

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:

1.                                      Employment Period and Position.  The Company hereby agrees to employ the Executive as its Senior Vice President, Secretary and General Counsel (or such other position(s) as the Company may reasonably designate during the Employment Period (as defined below)) and the Executive hereby accepts such employment, subject to the terms and conditions of this Agreement, commencing on the Effective Date until the second anniversary of the Effective Date unless the Executive’s employment is earlier terminated pursuant to Section 4 (such period referred to as the “Initial Term”).  The Initial Term shall automatically be extended on the same terms and conditions as set forth in this Agreement for successive two-year periods unless and until either:  (a) a party gives the other party no less than ninety (90) calendar days’ advance written notice prior to the end of the Initial Term or any such two-year extension period (as applicable) that such party will not further extend the Initial Term or two-year extension period, or (b) the Company terminates the Executive’s employment in accordance with Section 4.  The Initial Term and any and all extensions thereof (or partial extension in the event of an earlier termination pursuant to Section 4), if any, shall be collectively referred to as the “Employment Period”).

2.                                      Duties and Responsibilities.

(a)           During the Employment Period, the Executive (i) shall perform the duties assigned to him by the Company (provided that the Executive shall not be assigned tasks inconsistent with his position as a senior executive of the Company or any of its Affiliates) faithfully, with the utmost loyalty, to the best of his abilities and in the best interests of the Company; (ii) shall devote his full business time, attention and effort to the affairs of the Company, except that the Executive may serve on (x) corporate boards or committees with the prior written approval of the Company’s Board of Directors (the Company’s pre- and post-Effective Date Boards of Directors hereinafter collectively referred to herein as the “Board”), and/or (y) civic or charitable boards or committees, in either case as long as such activities do not, individually or in the aggregate, interfere with the performance of the Executive’s employment duties and responsibilities or harm the business or reputation of the Company or any of its Affiliates; and (iii) shall not engage in any other business activities (whether or not for gain, profit, or other pecuniary advantage) or any other actions which he knows or reasonably should know could harm the business or reputation of the Company or any of its affiliates or other related entities.  For purposes of this Agreement, “Affiliates” shall mean any entity that, directly or indirectly, is controlled by the Company, and any entity in which the Company has a 20% or greater equity interest.

(b)           The Executive shall act in conformity with the Company’s written and oral policies and within the limits, budgets and business plans set by the Company.  The Executive will at all times during the Employment Period strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of Company executives.  Except as provided in Section 2(a), the Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of his duties hereunder in any material way.

(c)           The Executive covenants, represents and warrants that:  (i) the execution, delivery and complete performance of this Agreement by him does not and will not breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound; and (ii) he is not a party to or bound by any employment or services agreement, confidentiality agreement, noncompetition agreement, other restrictive covenant, or other obligation or agreement that would or could prohibit or restrict him from being employed by the Company or from performing any of his duties under this Agreement.

(d)           Mutual Non-Disparagement.  The Executive shall not, at any time during or after his employment with the Company, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks regarding the Company or any of its Affiliates or any members of their respective boards of directors or managements, or any of their respective business affairs or performance.  The Company, members of its Board and its senior executives shall not, at any time during or after the Executive’s employment with the Company, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks regarding the Executive.

3.                                      Compensation and Benefits.

(a)           Base Salary.  During the Employment Period, subject to the terms and conditions of this Agreement, the Company shall pay to the Executive an annual base salary at the gross rate of $408,500 (the “Base Salary”), payable in installments in accordance with the Company’s executive payroll policy (but not less frequently than monthly).  The Base Salary shall be subject to such annual adjustments, if any, as determined by the Board in its discretion, provided that in no event shall the Base Salary be reduced at any time without the Executive’s prior written consent.

(b)           Incentive Compensation.  During the Employment Period, the Executive shall be eligible to participate in the Company’s annual incentive plan(s), long-term incentive plan(s), and any equity-based and/or other incentive compensation plans established or maintained by the Company in which its senior executive officers are eligible to participate, including without limitation the Company’s Management Incentive Plan (“MIP”) and Equity Incentive Plan (and/or any other similar long-term or equity-based incentive plan).

(c)           Emergence Equity Grant.  The Company hereby agrees to grant the Executive one hundred and fifty three thousandths of one percent (0.153%) on a fully diluted basis of the new common stock of the Company issued on the Effective Date in accordance with and pursuant to the Plan of Reorganization in (i) a stock option award with respect to approximately 0.116% of such shares of new common stock of the Company and (ii) a restricted stock unit award with respect to approximately 0.037% of such shares of new common stock of the Company (the “Emergence Equity Grants”), in accordance with and pursuant to the Company’s Plan of Reorganization and the terms and conditions of the Company’s Equity Incentive Plan, any applicable incentive plan documents, and/or any award statements or agreements (each an “Award Agreement”) and this Agreement (including without limitation with such Emergence Equity Grants to be made on, and effective as of, the dates set forth in the Plan of Reorganization).  The Award Agreements for the Emergence Equity Grants shall be in substantially the form set forth in Exhibit A hereto.

(d)           Employee Benefits.  During the Employment Period, the Executive shall be eligible to participate in such employee benefit plans (including group medical and dental), and to receive such other fringe benefits and perquisites, as the Company may make available to senior executives generally, subject to all present and future terms and conditions of such benefit plans and other fringe benefits and perquisites.  The Company reserves the right in its sole discretion to alter, suspend, amend, or discontinue any and all of its employee and fringe benefits, perquisites, benefit plans, policies and procedures, in whole or in part, at any time with or without notice, provided that the Company will not make any change to the Executive’s employee or fringe benefits that it does not also make on a generally consistent basis for other senior executives of the Company.

(e)           Expense Reimbursement.  The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by him in connection with his duties hereunder (in each case, as determined by the Company) after the Executive’s timely presentation of IRS-acceptable itemized and documented accounts of such expenditures, provided that the Executive shall secure the Board’s approval before incurring any extraordinary expenses, and further provided that such reimbursement for reasonable and necessary business expenses is subject to the Company’s expense reimbursement policy.

(f)            Withholdings and Deductions.  Any and all payments to the Executive under this Agreement shall be reduced by required or authorized withholding and deductions.

(g)           Clawback.  In the event that the Board determines in good faith that the amount of any incentive and/or performance based compensation based in whole or in part on the financial performance of the Company (or any division thereof) paid or granted to the Executive was materially incorrect because the performance criteria were applied incorrectly, within sixty (60) days after receiving written notice from the Board, the Executive shall repay to the Company the portion of any cash payments or return and forfeit the portion of any such grant, as the case may be, that the Executive received that he was not entitled to receive due to such incorrect application of the performance criteria (which such amount(s) to be repaid or returned shall be reduced by the Net Tax Costs (as defined below)), provided that the foregoing written notice from the Board is received by the Executive no later than the earlier of (i) ninety (90) days after the date on which the Company becomes aware of the incorrect application of the performance criteria and (ii) the second anniversary of the payment, vesting or delivery, as applicable, of the compensation.  “Net Tax Costs” shall mean the net amount of any federal, state or local income and employment taxes paid by the Executive in respect to the portion of the compensation subject to repayment or return, after taking into account any and all available deductions, credits or other offsets allowable to the Executive (including without limit, any deductions permitted under the claim of right doctrine), and regardless of whether the Executive would be required to amend any prior income or other tax returns.

4.                                      Termination of Employment.

(a)           Termination for Cause.  Notwithstanding anything to the contrary herein, the Company may terminate the Executive’s employment for Cause (as defined herein) at any time immediately upon written notice.  For purposes of this Agreement, “Cause” shall mean any of the following:  (i) the Executive’s willful and continued failure to substantially perform his duties as an executive of the Company (other than any such failure resulting from inability due to physical or mental illness or Incapacity), (ii) the Executive’s willful misconduct in the performance of the Executive’s duties or otherwise that results in injury to the Company, monetarily or otherwise, that is material or substantial, (iii) the Executive’s engaging in egregious misconduct to the extent that the Executive’s credibility and reputation no longer conforms to the standard of senior executive officers of the Company, or (iv) the Executive’s material breach or threatened material breach of any provision of this Agreement, including without limitation Section 8 of this Agreement, without the prior express written consent of a duly authorized member of the Board or the Chief Executive Officer of the Company; provided, however, that an occurrence which otherwise may constitute Cause hereunder shall not constitute Cause unless a notice is delivered to the Executive by the Board or the Chief Executive Officer

of the Company that specifically identifies the conduct that the Board or the Company’s Chief Executive Officer believes constitutes Cause and, to the extent such conduct is reasonably capable of cure, the Company gives the Executive at least fifteen (15) days to cure such alleged conduct.

(b)           Voluntary Resignation by the Executive With or Without Good Reason.  Notwithstanding anything to the contrary herein, the Executive may terminate his employment with the Company for Good Reason (as defined herein) at any time by written notice to the Company.  After the ninetieth (90th) calendar day after the Effective Date, the Executive may terminate his employment with the Company upon sixty (60) calendar days’ advance written notice without Good Reason, and the Executive’s employment shall terminate effective as of the effective date of any such notice or such later effective termination date as the Executive may specify in the notice (which shall in no event be later than sixty (60) calendar days after the notice is given unless otherwise agreed to in writing by the Board or the Chief Executive Officer of the Company).  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent:  (i) assigning the Executive duties that are materially inconsistent with the Executive’s then-current status as a senior executive of the Company; (ii) requiring the Executive to report other than to the Company’s Chief Executive Officer or President; (iii) failure of the Company to pay any portion of the Executive’s compensation within ten (10) days after the date such compensation is due or first may be paid pursuant to applicable law; (iv) failure of the Company to continue in effect any broad-based bonus or incentive plan, welfare benefit, pension, retirement benefit or other benefit plan in which the Executive participates or becomes eligible to participate unless such discontinuance applies on a consistent basis to other senior executives of the Company, or a reduction by the Company of the Executive’s target level participation (as a percentage of the Executive’s base salary and on an annualized basis) in its annual incentive bonus plan from the lower of such target levels of his participation in the Company’s 2010 MIP as approved by the Board prior to the Effective Date (unless such reduction is made on a consistent basis for other Company executives other than the Chief Executive Officer or President); (v) the Agreement is not assigned to a successor to the Company pursuant to the Plan of Reorganization; or (vi) any material breach of this Agreement or any Award Agreement applicable to an Emergence Equity Grant; provided, however, that an occurrence which otherwise may constitute Good Reason hereunder shall not constitute Good Reason unless the Executive (y) provides to the Company, at least thirty (30) calendar days prior to the Executive’s contemplated resignation for Good Reason, a written notice containing reasonable detail setting forth the basis for the Executive’s claim that an occurrence constitutes Good Reason, and (z) the Company fails to cure or otherwise remedy such occurrence within thirty (30) calendar days after receiving such notice from the Executive.  Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that the Executive must exercise his right to terminate his employment for Good Reason within ninety (90) calendar days after the event that gives rise to such right, and that if the Executive fails to timely exercise such right and subsequently resigns, such resignation shall be deemed for all purposes of this Agreement to be without Good Reason.  The Executive acknowledges and agrees that the restructuring events that have taken place or will take place solely pursuant to the Company’s Plan of Reorganization shall not constitute Good Reason for purposes of this Agreement.

(c)                                  Termination Due to Death or Incapacity.  Notwithstanding anything to the contrary herein, the Executive’s employment with the Company shall terminate automatically upon the Executive’s death, and the Company may immediately terminate the Executive’s employment with the Company by written notice at any time upon the Executive’s Incapacity (as defined below) effective as of the date of the Executive’s Incapacity.  For purposes of this Agreement, “Incapacity” shall mean such physical or mental condition of the Executive which renders and is expected to render the Executive incapable of performing the essential functions of his position hereunder with or without reasonable accommodation for ninety (90) consecutive calendar days, or for 120 calendar days (whether consecutive or not) within any 180-calendar-day period, as determined in good faith by the Board upon consultation with a physician selected by the Board in its discretion.  The Executive hereby agrees to submit to any reasonable medical examination(s) as may be recommended by the Board for the purpose of determining the existence or absence of Incapacity.

(d)                                 Termination by the Company Other Than for Cause or Incapacity.  Notwithstanding anything to the contrary herein, the Company may terminate the Executive’s employment with the Company for any reason other than Cause or Incapacity or for no reason, at any time upon thirty (30) calendar days’ advance written notice to the Executive signed by a duly authorized representative of the Board or the Company’s Chief Executive Officer, and such termination shall be effective upon the effective date of such notice or such later effective termination date as the Company may specify in the notice.

(e)                                  Voluntary Termination Following a Company Change in Control.  Notwithstanding anything to the contrary herein, the Executive may terminate his employment with the Company at any time within the 24-month period following a Company Change in Control (as defined herein) with or without Good Reason, provided that the Executive complies with notice requirements set forth in Section 4(b).  Neither a Change in Control with respect to any affiliate of the Company nor the assignment of this Agreement to any reorganized entity of the Company pursuant to the Plan of Reorganization shall constitute a Change in Control for the purposes of this Agreement.  “Change in Control” shall mean the occurrence of any one or more of the following:

(i)            The “beneficial ownership” of securities representing more than 40% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and used in Sections 13(d) and 14(d) thereof) other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company; provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) of this definition will not be a Change in Control under this subparagraph (i), and provided further that immediately prior to such accumulation, holding or acquisition, such person was not a direct or indirect beneficial owner of 40% or more of the Company Voting Securities;

(ii)           Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that an individual becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)          Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (i) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (ii) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities; (B) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv)          Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company; or

(v)           The consummation of a reorganization, complete liquidation, or dissolution under the U.S. Bankruptcy Code subsequent to the Effective Date (and excluding the Plan of Reorganization as defined herein).

5.             The Executive’s Duties After Notice of Termination.  For any period in which the Executive gives or is given notice prior to the effective date of the Executive’s termination, unless otherwise directed by the Company, the Executive shall be expected and required to continue performing the Executive’s duties and responsibilities in accordance with Section 2 of this Agreement for the notice period up to the effective date of the termination of the Executive’s employment.

6.                                      Removal from Positions.  Any termination of the Executive’s employment shall automatically effectuate the Executive’s removal from the officer and/or Board positions that the Executive then holds with the Company and its Affiliates and any employee benefit plans, as of the effective termination date.

7.                                      Payments Upon Termination of Employment.

(a)                                  The parties acknowledge and agree that except as expressly provided in Sections 7(b), (c) and (d) of this Agreement, in the event of the termination of the Executive’s employment, the Company’s sole obligation under this Agreement shall be to pay the Executive (i) any accrued but unpaid Base Salary through the effective date of the termination, (ii) any earned but unpaid bonus under the Company’s annual incentive plan pursuant to, and in accordance with, the terms and conditions of such plan; (iii) any earned but unused vacation time as determined in accordance with the Company’s policies then in effect, and (iv) any unreimbursed expenses pursuant to Section 3(e) of this Agreement existing at that time.

(b)                                 In the event that the Executive terminates his employment with the Company without Good Reason in accordance with Section 4(b) of this Agreement, subject to the terms and conditions of this Agreement, the Company’s sole obligation shall be to pay to the Executive all such amounts due to him pursuant to Section 7(a) of this Agreement.

(c)                                  In the event that the Company terminates the Executive’s employment pursuant to Section 4(d) of this Agreement or the Executive terminates his employment with the Company for Good Reason in accordance with Section 4(b) of this Agreement, subject to the terms and conditions of this Agreement, and provided that the Executive executes (without revoking) and returns to the Company an enforceable waiver and release in a form acceptable to the Company (a “Release Agreement”) within the time period specified by the Company (which time period shall not be more than sixty (60) calendar days after the effective date of the Executive’s termination of employment) and further provided that the Executive remains in compliance with Sections 2(d), 8 and 9 of this Agreement, the Company’s sole obligation under this Agreement shall be:

(i)            to pay to the Executive all such amounts due to him pursuant to Section 7(a) of this Agreement;

(ii)           to pay to the Executive a gross amount equal to two (2) times the Executive’s then-current Base Salary, payable in equal installments during the two (2) year period following the effective termination date of the Executive’s employment;

(iii)          to pay to the Executive a gross amount equal to two (2) times the greater of (A) the average of the gross amounts earned by the Executive under the annual incentive plan during the three (3) complete fiscal years prior to the effective termination date of the Executive’s employment and (B) the actual gross amount earned by the Executive under the annual incentive plan during the fiscal year immediately preceding the effective termination date of the Executive’s employment, payable in equal installments during the two (2) year period following the effective termination date of the Executive’s employment;

(iv)          to continue to pay the employer portion of the Executive’s premiums to continue his then-current coverage as of the effective termination date of his employment under the Company’s comprehensive medical and dental plans for the period beginning on the effective date of the Executive’s termination of employment and ending on the earlier of (A) two years thereafter or (B) the date the Executive becomes eligible for coverage by a medical and dental plans maintained by an entity other than the Company or an Affiliate that provide coverage or benefits at least comparable, in all material respects, to the Company’s medical and dental plans, with the period of such coverage to run concurrently with any coverage period provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (provided that the Executive has timely elected such COBRA coverage in accordance with Company policy and applicable law); and

(v)           to the extent provided for in the Executive’s applicable Award Agreements (including without limitation, such Award Agreement(s) attached hereto as Exhibit A), cause any and all unvested portions of the Executive’s restricted shares, stock options, and any and all other equity-based awards to become vested and exercisable (as applicable) as of the effective date of the Executive’s termination of employment.

The Executive acknowledges and agrees that for purposes of Section 7 of this Agreement, “annual incentive bonus” shall mean the Executive’s incentive bonus under the Company’s MIP then in effect or such other similar annual incentive bonus plan or program then in effect.

(d)                                 In the event that the Executive dies or the Company terminates the Executive’s employment pursuant to Section 4(c) of this Agreement due to Incapacity, subject to the terms and conditions of this Agreement, the Company’s sole obligation under this Agreement shall be to:  (i) pay to the Executive all such amounts due to him pursuant to Section 7(a) of this Agreement; (ii) pay to the Executive a pro-rated portion of any annual incentive bonus(es) (if any) that the Executive would have earned for the performance period(s) in which the effective termination date of his employment occurred as though he had remained employed and been entitled to receive such bonus(es) for the applicable incentive plan performance period(s), the amount of which pro-rated bonus payment(s) shall be based upon the number of full calendar months in which the Executive was employed during the applicable performance period(s) and paid at such time(s) as provided in such annual incentive plan; and (iii) to the extent provided for in the Executive’s applicable Award Agreements (including without limitation, such Award Agreement(s) attached hereto as Exhibit A), cause any and all unvested portions of the Executive’s restricted shares, stock options, and any and all other equity-based awards to become vested and exercisable (as applicable) as of the effective date of the Executive’s termination of employment.

(e)                                  Timing of Payments.  Subject to the terms and conditions of this Agreement (including without limitation Section 10) and provided that the Executive executes (without revoking) a Release Agreement as set forth in Section 7(c) above (as applicable) and the applicable statutory revocation period with respect to such Release Agreement has expired, and further provided that the Executive remains in compliance with Sections 5, 8 and 9 of this Agreement, any payments or benefits made available to the Executive by the Company pursuant to this Section will be made or commence (as applicable) as follows:  (i) any payments made pursuant to Sections 7(c)(ii) and (iii) will commence on the sixtieth (60th) calendar day following the effective termination date of the Executive’s employment; and (ii) the payments and benefits in Sections 7(a), 7(b), and 7(c)(i), (iv) and (v), and 7(d) will be paid or commence (as applicable) at such times and in such manner as set forth in the applicable Company policy and plan documents.

8.                                      Confidentiality, Intellectual Property and Restrictive Covenants.  The Company and the Executive agree that, by virtue of his unique relationship with the Company (including pursuant to this Agreement), the Executive has and will acquire and have access to, and has and will continue to develop substantial and intimate knowledge of, the Company’s Confidential Information (defined below), and has and will also continue to develop a unique and comprehensive familiarity with the Company and the Business Conducted by the Company or any of its Affiliates, which the Executive would not have otherwise had but for his employment with the Company, and which the Executive acknowledges are valuable assets of the Company.  Accordingly, the Executive agrees, in exchange for the consideration and mutual covenants contained in this Agreement, to undertake the following obligations, which he acknowledges are reasonably designed to protect the legitimate business interests of the Company, without unreasonably restricting his post-employment opportunities:

(a)           Confidential Information.  The Executive acknowledges that during his employment with the Company he has had and will continue to have, and may continue to have during the Non-Compete Period (as defined below), access to Confidential Information of the Company, its Affiliates and, in certain situations, certain third parties who provide information to the Company subject to confidentiality and non-use restrictions.  All Confidential Information is of irreplaceable value to the Company, its Affiliates and such third parties.  Except as required to properly perform the Executive’s responsibilities for the Company and its Affiliates, to comply with law or regulation, or as authorized in writing in advance by the Company, the Executive shall not, at any time, use, disclose, or take any action which may result in the use or disclosure of any Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, its Affiliates and, in certain situations, certain third parties who provide information to the Company subject to confidentiality and non-use restrictions, and includes, but is not limited to, actual and prospective customer and client lists and pricing information, business plans, programs and tactics, research and development information (including without limitation information relating to the formulation, testing, registration, use, safety, efficacy and/or effects of marketed products and compounds under development), personnel information, and all other information unique to the Company and not readily available to the public, including designs, improvements, inventions, formulas, compilations, methods, strategies, capabilities, forecasts, software programs, processes, know-how, data, operating methods and techniques, “Inventions or Developments” (as defined below), and all business costs, profits, vendors, markets, sales, products, marketing, sales or other financial or business information, and any modifications or enhancements of any of the foregoing.

(b)           Inventions or Developments.  The Executive agrees that he will, now and in the future, promptly and fully disclose to the Company all discoveries, improvements, inventions, formulas, ideas, processes, designs, techniques, know-how, data and computer programs (whether or not patentable, copyrightable or susceptible to any other form of protection), that are or have been made, conceived, reduced to practice or developed by the

Executive, either alone or jointly with others, during his employment with the Company, that are related in any way to the past, current or future business or products of the Company or any of its Affiliates or are devised, made, developed, reduced to practice or perfected utilizing equipment or facilities of the Company or any of its Affiliates (collectively, the “Inventions or Developments”).  All Inventions or Developments shall be the sole property of the Company, including all patents, copyrights, intellectual property or other rights related thereto and the Executive assigns to the Company all rights (if any) that the Executive may have or acquire in such Inventions or Developments.  Notwithstanding the foregoing, this Section 8(b) shall not apply to any Inventions or Developments for which no equipment, supplies, facility or trade secret information of the Company or its Affiliates were used and which were developed entirely on the Executive’s own time, unless:  (i) the Inventions or Developments relate to the Business Conducted by the Company or any of its Affiliates or the actual or demonstrably anticipated research or development of the Company or any of its Affiliates; or (ii) the Inventions or Developments result from any work performed by the Executive for the Company or any of its Affiliates.

(c)                                  Restrictive Covenants.  The Executive agrees that during the Executive’s employment and for the two (2) year period following the effective date of any termination of the Executive’s employment for any reason (the “Non-Compete Period”), unless the Company gives its advance written consent, the Executive shall not:

(i)            participate or engage in, directly or indirectly (whether as an owner, agent, representative, partner, employee, officer, director, independent contractor, consultant, advisor, or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that, during the Non-Compete Period, is competitive with the Business Conducted by the Company or any of its Affiliates anywhere in the United States, Canada, Mexico, or China (hereinafter, the “Geographic Area”) and which business the Company was engaged (either actively as a going concern or in the process of developing to market) during the two (2) year period preceding his termination of employment;

(ii)           directly or indirectly solicit any current employee of the Company or any of its Affiliates, or any individual who becomes an employee of the Company or any of its Affiliates during the Non-Compete Period, to leave such employment; or

(iii)          directly or indirectly solicit, seek to divert or dissuade from continuing to do business with or entering into business with the Company or any of its Affiliates, any supplier, customer, or other person or entity with which the Company had, or was actively planning or pursuing, a business relationship at any time during the two (2) year period preceding his termination of employment.

Notwithstanding anything to the contrary in Section 8(c)(i), Section 8(c)(i) shall not apply to the Executive’s activities that constitute the practice of law with respect to a Business Conducted by the Company or any of its Affiliates.  At all times, whether or not the Executive is engaged in activity that constitutes the practice of law, the Executive acknowledges and agrees that he shall be bound by, and shall comply with, any and all applicable codes, rules and canons of professional conduct and/or responsibility (as may be amended from time to time) that are applicable to the Executive’s professional relationship or prior professional relationship (as applicable) with the Company and any and all of its Affiliates as a lawyer for the Company and its Affiliates.  For purposes of this Agreement, during the Executive’s employment, “Business Conducted by the Company or any of its Affiliates” shall mean (a) all businesses conducted by the Company or any of its Affiliates and (b) any material new line of business in which the Company or any of its Affiliates is contemplating engaging in, provided that the plans for the Company or any of its Affiliates to engage in such material new line of business were presented to and not rejected by the Board.  For purposes of this Agreement, for two-year period following the effective date of any termination of the Executive’s employment, “Business Conducted by the Company or any of its Affiliates” shall mean (a) all business conducted by the Company or any of its Affiliates as of the effective date of the Executive’s termination of employment and (b) any material new line of business in which the Company or any of its Affiliates engages within the one-year period following the effective date of the Executive’s termination of employment, provided that the plans for the Company or any of its Affiliates to engage in such material new line of business were presented to and not rejected by the Board prior to the effective date of the Executive’s termination of employment.

(d)           No Diversion of Business Opportunities and Prospects.  The Executive agrees that during his employment with the Company:  (i) the Executive shall not directly or indirectly engage in any employment, consulting or other business activity that is competitive with the Business Conducted by the Company or any of its Affiliates; (ii) the Executive shall promptly disclose to the Company all business opportunities that are presented to the Executive in his capacity as an employee of the Company or which is of a similar nature to the Business Conducted by the Company or any of its Affiliates or which the Company or its Affiliates have expressed an interest in engaging in the future; and (iii) the Executive shall not usurp or take advantage of any such business opportunity without first offering such opportunity to the Company.

(e)           Return of Property.  The Executive acknowledges and agrees that immediately upon his termination of employment with the Company he will promptly return (without retaining any copies) all property of the Company, its Affiliates or any third parties that is within his possession, custody or control by virtue of his employment with the Company.  Property to be returned to the Company shall include without limitation any and all documents and other things (whether in tangible or electronic format and whether such documents or things contain information that reflect or contain any Confidential Information or proprietary information) in the Executive’s possession, custody or control, further including without limitation all computer programs, passwords, files, and diskettes, all written and printed files, manuals, contracts, memoranda, forms, notes, records and charts (and any and all copies of, or extracts from, any of the foregoing), vehicles, keys, cell phones, credit cards and other equipment and materials furnished to him by the Company; provided, however, that (i) the Executive shall be entitled to keep his home office equipment and (ii) the Company and the Executive shall work together to ensure that any Confidential Information, Inventions or Developments, or other Company business information is removed from such home office equipment.

(f)            Irreparable Harm.  The Executive acknowledges that:  (i) the covenants contained in Sections 2(d) and 8 are reasonable in scope and duration, will not unduly restrict the Executive’s ability to engage in his livelihood, and the Executive’s compliance with Sections

2(d) and 8 is necessary to preserve and protect the Confidential Information, Inventions or Developments, and other legitimate business interests of the Company; (ii) any failure by the Executive to comply with the provisions of Sections 2(d) and 8 will result in irreparable and continuing injury to the Company for which there will be no adequate remedy at law; and (iii) in the event that the Executive should fail to comply with the terms and conditions of Sections 2(d) and 8, in addition to the Company’s right to set off any actual monetary damages to the Company that are a consequence of such failure to comply against any payments and benefits due to the Executive pursuant to Section 7 to the extent permitted by applicable law (provided that any such set offs first shall be taken from amounts not subject to Section 409A of the Code (as defined in Section 10 below), and if such amounts are insufficient, any additional set off shall not be taken until the time an amount subject to Section 409A of the Code would otherwise be paid pursuant to the terms of this Agreement), the Company shall be entitled, in addition to and without limiting such other relief as may be proper, to all types of equitable relief (including but not limited to the issuance of an injunction and/or temporary restraining order) as may be necessary to cause the Executive to comply with Sections 2(d) and 8, to restore to the Company its property, and to make the Company whole.  The Company and Executive acknowledge and agree that the Company or the Executive’s failure to enforce or insist on its rights under Sections 2(d) and 8 shall not constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.  If the provisions of Sections 2(d) and 8 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and the Company agree that such provisions shall be, and are, automatically reformed to the maximum lesser limitations permitted by such law.

9.             Cooperation.  At the request and upon reasonable advance notice where practicable and at the sole expense of the Company, whether during or at any time after the Executive’s employment with the Company or any of its Affiliates, the Executive shall cooperate fully with the Company and its Affiliates (a) in investigating, defending, prosecuting, litigating, filing, initiating or asserting any claims or potential claims (including without limitation in connection with any legal proceeding of any kind) that may be made by or against the Company or any of its Affiliates, to the extent that such claims may relate to or arise out of the Executive’s employment with the Company or any of its Affiliates or with respect to which the Executive has knowledge and (b) without in any way limiting subsection (a) above, to secure any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and/or in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers.  If such cooperation is provided during the Executive’s employment with the Company or any of its Affiliates, the Executive shall not receive any additional compensation from the Company for such cooperation.  If the Executive no longer is employed by the Company or any of its Affiliates, the Executive’s obligation to cooperate shall be reasonably limited so as not to unreasonably interfere with his other business obligations.  If the Executive spends in excess of ten (10) hours in compliance with this Section 9 after he is no longer employed by the Company or any of its Affiliates, the Company shall compensate the Executive at an hourly rate equal to the amount determined by dividing (x) the Executive’s Base Salary as of the first day of the fiscal year of the Company within which the Executive’s employment is terminated by (y) 2000, and shall reimburse the Executive for any reasonable expenses incurred as a direct result of his providing such cooperation in accordance with Section 3(e) of this Agreement.  The Company shall provide such compensation for the Executive’s cooperation within thirty (30) calendar days after receiving from the Executive a written statement stating the number of hours for which he seeks payment and brief description of the cooperation provided, provided that the Executive submits such statement within thirty (30) calendar days after the end of the calendar month in which the Executive provided such cooperation.  The Executive’s obligation to cooperate hereunder shall include, without limitation, meeting with such persons at such times and in such places as the Company or its Affiliates may require, and giving evidence and testimony and executing and delivering to the Company and any of its Affiliates any papers requested by any of them (including without limitation joint defense agreements and affidavits).  The Executive shall provide immediate notice to the Company of any subpoena or other legal document that he receives that relates in any way to the Company or any of its Affiliates, along with a copy of such subpoena or other legal document.

10.          Compliance with Section 409A.  All references in this Agreement to the Executive’s termination of employment shall mean his separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury regulations promulgated thereunder.  In the event the terms of this Agreement would subject the Executive to the imposition of taxes and penalties (“409A Penalties”) under Section 409A of the Code, the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.  Notwithstanding any other provision in this Agreement, if as of the date on which the Executive’s employment terminates, the Executive is a “specified employee” as determined by the Company, then to the extent any amount payable or benefit provided under this Agreement that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s effective date of termination, such payment or benefit shall be delayed until the earlier to occur of (a) the six-month anniversary of such termination date or (b) the date of the Executive’s death.  In the case of taxable benefits that constitute deferred compensation, the Company, in lieu of a delay in payment, may require the Executive to pay the full costs of such benefits during the period described in the preceding sentence and reimburse that Executive for said costs within thirty (30) calendar days after the end of such period.  With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred by the Executive.  The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year (including without limitation pursuant to Sections 9, 11 and 17) shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.  The Executive acknowledges and agrees that notwithstanding this Section 10 or any other provision of this Agreement, the Company and its Affiliates are not providing him with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to the Executive with respect to the tax consequences or treatment of any amounts paid or payable to the Executive under this Agreement.

11.          Section 280G.  Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or Executive’s Employment Termination (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits being hereinafter called “Total Payments”) would be an “excess parachute payment” pursuant to Code Section 280G or any successor or substitute provision of the Code, with the effect that Executive would be liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code, or any interest or penalties are incurred by Executive with respect to such Total Payments (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the cash payments provided in Section 7 of this Agreement shall first be reduced, and the non-cash payments and benefits shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.  Notwithstanding the foregoing, no payments or benefits under this Agreement will be reduced unless: (i) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than (ii) the excess of (A) the net amount of such Total Payments, without reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments), over (B) the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments.

(a)           Subject to the provisions of paragraph (b) below, all determinations required to be made under this Section, and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that serves as the Company’s auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or Executive that there have been Total Payments, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall designate another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive, except as provided in paragraph (b) below.

(b)           As a result of the uncertainty in the application of Code Section 280G at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (“IRS”) or other agency will claim that an Excise Tax, or a greater Excise Tax, is due, and thus the Company should have made a lesser amount of Total Payment than that determined pursuant to paragraph (a) above.  Executive shall notify the Company in writing of any claim by the IRS or other agency that, if successful, would require Executive to pay an Excise Tax or an additional Excise Tax.  If the IRS or other agency makes a claim that, if successful, could require Executive to pay an Excise Tax or an additional Excise Tax, the Company shall reduce or further reduce Executive’s payments and benefits in accordance with this Section 11 to the amount necessary to eliminate such Excise Tax or additional Excise Tax.

The Company shall pay all fees and expenses of the Executive relating to such a claim by the IRS or other agency.

12.                               Notices.  Notices given pursuant to this Agreement shall be in writing and shall be effective upon personal delivery, upon confirmation of receipt of facsimile transmission, upon the fourth day after mailing by certified mail, or upon the second day after sending by express courier service.  Notice to the Company shall be directed to:

Smurfit-Stone Container Corporation

Six CityPlace Drive

Creve Coeur, Missouri 63141

Attention:  Chief Executive Officer

Notices to or with respect to the Executive will be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company.  Either party may change the person and/or address to which the other party must give notice under this Section by providing written notice of such change, in accordance with the procedures described in this Section 12.

13.                               Assignment.  This Agreement is enforceable by the Company and its affiliates and other related entities and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, subsidiary or other Affiliate of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company (including without limitation any successor and/or reorganized entit(ies) of the Company or any of its Affiliates upon the Effective Date).  The Executive and the Company agree that upon the Effective Date, this Agreement shall be assigned to and binding upon such successor entit(ies) of the Company as set forth in the Plan of Reorganization, provided that nothing herein shall limit or otherwise affect the Company’s right to further assign or transfer this Agreement after the Effective Date as set forth in the preceding sentence.  The Executive may not assign any of his rights or obligations under this Agreement during his life.  Upon the Executive’s death, this Agreement will inure to the benefit of the Executive’s heirs, legatees and legal representatives of the Executive’s estate.

14.                               Beneficiary.  If the Executive dies prior to receiving the amounts to which he is entitled under this Agreement (if any), subject to and in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary designated by the Executive in writing to the Company during his lifetime (“Beneficiary”), or if no such Beneficiary is designated, to the Executive’s estate.  Notwithstanding anything to the contrary herein, the Beneficiary shall not be entitled to receive any amounts pursuant to Section 7 of this Agreement unless the Beneficiary and any other authorized representatives of the Executive’s estate execute an enforceable waiver and release of claims in accordance with the Executive’s obligations set forth in Section 7(c).  The Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time and from time to time by submitting to the Company a new designation in writing.

15.          Severability.  Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The Executive and the Company agree that in the event that any provision of this Agreement is found to be unreasonable or otherwise unenforceable by a court, it is the purpose and intent of the parties that any such provision be deemed modified or limited, so that as modified or limited, such provision may be enforced to the fullest extent possible.  If any provision of this Agreement is held invalid or unenforceable for any reason (after any such modification or limitation pursuant to the preceding sentence, as applicable), such provision will be effective only to the extent of such invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16.          Entire Agreement, Amendment and Waiver.  Except as otherwise provided herein, this Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, provided that nothing herein shall limit or otherwise affect any provision of any Emergence Equity Grant Award Agreement.  In the event of any conflict between any provision of this Agreement and any Emergence Equity Grant Award Agreement, the provisions of this Agreement shall govern.  The Executive and the Company acknowledge and agree that this Agreement amends and restates the Predecessor Agreement in its entirety and that as of the Effective Date the provisions of this Agreement shall replace each and every provision of the Predecessor Agreement, at which time the provisions of the Predecessor Agreement shall be null and void, and shall be of no further force or effect.  Except as set forth in Sections 8(f) and 15, this Agreement may be modified only in a written agreement signed by both the Executive and the Company’s authorized representative.  Any party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

17.          Forum Selection.  The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts sitting in Chicago, Illinois, and agree that any claim under this Agreement may be brought in any such court.  In any action or proceeding to enforce this Agreement, the non-prevailing party shall pay for any and all costs and expenses (including without limitation reasonable attorneys’ fees) of the prevailing party to the maximum extent permissible by applicable law.

18.          Governing Law.  This Agreement shall be governed by the internal laws of the state of Illinois, without regard to its conflict of laws rules.

19.          Headings.  The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

20.          Release of Claims Under Predecessor Agreement.  The consideration offered herein is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all amounts that are or may have been due and owing to him pursuant to any term or condition of the Predecessor Agreement, and the Executive expressly agrees that he is not entitled to and will not receive any further payments, benefits, or other compensation or recovery of any kind from the Company with respect to any such term or condition of the Predecessor Agreement.

21.          Survival.  Sections 2(d) and 4 through 22 herein shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period or the Executive’s employment.

22.          Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:

CRAIG A. HUNT		SMURFIT-STONE CONTAINER CORPORATION

/s/ Craig A. Hunt		By:	/s/ Patrick J. Moore

Date:	June 30, 2010	Position:	Chief Executive Officer

		Date:	June 30, 2010

EXHIBIT A

EMERGENCE EQUITY AWARD AGREEMENTS FOR CRAIG A. HUNT